Exhibit 2.1

                          PLAN AND AGREEMENT OF MERGER

         THIS PLAN AND AGREEMENT OF MERGER, dated April 16, 2001 ("Agreement"), is entered into between Intercallnet, Inc., a Florida corporation ("ICN"), and Never Miss A Call, Inc., a Nevada corporation ("NMC").

RECITALS

         A. The respective Boards of Directors of ICN and NMC believe that the best interests of ICN and NMC and their respective stockholders will be served by the merger of NMC with ICN under and pursuant to the provisions of this Agreement and the Nevada General Corporation Law and the Florida Business Corporation Act.

         B. NMC has an aggregate authorized capital of 25,000,000 shares of common stock, par value $.001 per share ("NMC Stock"). On April 16, 2001, there were 11,938,104 shares of NMC Common Stock issued and outstanding.

         C. ICN has an aggregate authorized capital stock of 52,000,000 shares consisting of 50,000,000 shares of common stock, par value $.0001 per share ("ICN Common Stock') and 2,000,000 shares of blank check preferred stock, par value $.0001 par value ("ICN Preferred Stock). On the date hereof, there were 100 shares of ICN Common Stock issued and outstanding and no shares of ICN Preferred Stock issued and outstanding.

AGREEMENT

         In consideration of the Recitals and of the mutual agreements contained in this Agreement, the parties hereto agree as set forth below.

         1. Merger.  NMC shall be merged with and into ICN ("Merger").

         2. Effective Date. The Merger shall become effective immediately upon the filing of this Agreement and articles of merger with the Secretary of State of Nevada in accordance with the Nevada General Corporation Law and the filing of this Agreement and articles of merger with the Secretary of State of Florida in accordance with the Florida Business Corporation Act. The time of such effectiveness is hereinafter called the "Effective Date."

         3. Surviving Corporation. ICN shall be the surviving corporation and shall continue to be governed by the laws of the State of Florida. The separate corporate existence of NMC shall cease on the Effective Date.

         4. Articles of Incorporation. The Articles of Incorporation of ICN as it exists on the Effective Date shall be the Articles of Incorporation of ICN following the Effective Date, unless and until the same shall thereafter be amended or repealed in accordance with the laws of the State of Florida.

         5. Bylaws. The Bylaws of ICN as they exist on the Effective Date shall be the Bylaws of ICN following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Florida.

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         6. Board of Directors and Officers. The members of the Board of
Directors and the officers of NMC immediately prior to the Effective Date shall be the members of the Board of Directors and the officers, respectively, of ICN following the Effective Date, and such persons shall serve in such offices for the terms provided by law or in the bylaws, or until their respective successors are elected and qualified.

         7. Conversion of Outstanding NMC Stock. Upon the Effective Date, each issued and outstanding share of NMC Common Stock (post 3.5 for 1 forward stock split, effective April 3, 2001) and all rights in respect thereto shall be converted into 1 fully paid and nonassessable share of ICN Common Stock, and each certificate representing shares of NMC Common Stock (post 3.5 for 1 forward stock split, effective April 3, 2001) shall for all purposes be deemed to evidence the ownership of the same number of shares of ICN Common Stock as set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of NMC Common Stock shall surrender the same to ICN's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefor a certificate(s) evidencing the ownership of 1 share of ICN Common Stock for each 1 share of NMC's Common Stock (post 3.5 for 1 forward stock split, effective April 3, 2001) surrendered to ICN's registrar and transfer agent.

         8. Stock Options, Warrants and Convertible Debt. Upon the Effective Date, each stock option, stock warrant, convertible debt instrument and other right to subscribe for or purchase shares of NMC Common Stock (post 3.5 for 1 forward stock split, effective April 3, 2001) shall be converted into a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase the same number of shares of ICN Common Stock (with a corresponding reduction in the applicable exercise or conversion price, as the case may be, and as required to reflect the post 3.5 for 1 forward stock split effective, effective April 3, 2001) and each certificate, agreement, note or other document representing such stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of NMC Common Stock shall for all purposes be deemed to evidence the ownership of a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of ICN Common Stock in accordance with the foregoing.

         9. Rights and Liabilities of ICN. On and after the Effective Date, and all in the manner of and as more fully set forth in Section 607.1106 of the Florida Business Corporation Act and Section 92A.250 of the Nevada General Corporation Law, the title to all real estate and other property, or any interest therein, owned by each of NMC and ICN shall be vested in ICN without reversion or impairment; ICN shall succeed to and possess, without further act or deed, all estates, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal and mixed, of each of NMC and ICN without reversion or impairment; ICN shall thenceforth be responsible and liable for all the liabilities and obligations of each of NMC and ICN; any claim existing or action or proceeding pending by or against NMC or ICN may be continued as if the Merger did not occur or ICN may be substituted for NMC in the proceeding; neither the rights of creditors nor any liens upon the property of NMC or ICN shall be impaired by the Merger; and ICN shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

         10. Termination. This Agreement may be terminated and abandoned by action of the respective Boards of Directors of NMC and ICN at any time prior to the Effective Date, whether before or after approval by the stockholders of either or both of the parties hereto.

         11. Amendment. The Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Date; provided that an amendment made subsequent to the approval of this Agreement by the stockholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of


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the shares of the parties hereto, (b) change any term of the articles of incorporation of ICN, or (c) change any other terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party hereto.

         12. Registered Office. The registered office of ICN in the State of Florida is located at 100 NE Third Avenue, Suite 610, Fort Lauderdale, Florida 33301, and Kipnis Tescher Lippman & Valinsky, P.A. is the registered agent of ICN at such address.

         13. Inspection of Agreement. Executed copies of this Agreement will be on file at the principal place of business of ICN at 6340 NW 5th Way, Fort Lauderdale, Florida 33309. A copy of this Agreement shall be furnished by ICN, on request and without cost, to any stockholder of either NMC or ICN.

         14. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Florida.

         15. Service of Process. On and after the Effective Date, ICN agrees that it may be served with process in Nevada in any proceeding for enforcement of any obligation or NMC or ICN arising from the Merger.

         16. Designation of Nevada Secretary of State as Agent for Service of Process. On and after the Effective Date, ICN irrevocably appoints the Secretary of State of Nevada as its agent to accept service of process in any suit or other proceeding to enforce the rights of any stockholders of NMC or ICN arising from the Merger. The Nevada Secretary of State is requested to mail a copy of any such process to ICN at 6340 NW 5th Way, Fort Lauderdale, Florida 33309,
Attention: Scott Gershon, Chief Executive Officer.

         IN WITNESS WHEREOF, each of the parties hereto, pursuant to authority duly granted by their respective Board of Directors, has caused this Plan and Agreement of Merger to be executed, respectively, by its Chief Executive Officer and attested by its Secretary.


                                                     INTERCALLNET, INC.
                                                     a Florida corporation

ATTEST:

/s/ Jay Valinsky                            By: /s/ Scott Gershon
-----------------------------                   --------------------------------
                                                 Its: Chief Executive Officer



                                                     NEVER MISS A CALL, INC.,
                                                     a Nevada corporation


ATTEST:

/s/ Jay Valinsky                            By: /s/ Scott Gershon
-----------------------------                   --------------------------------
                                                 Its: Chief Executive Officer